UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 25, 2023

QUALITY ONLINE EDUCATION GROUP INC.

(Exact name of registrant as speciﬁed in its charter)

Delaware	000-54013	42-1743717
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identiﬁcation No.)

Unit 1, 60 Riviera Dr. Markham, Ontario, Canada	L3R 5M1
(Address of principal executive oﬃces)	(Zip Code)

Registrant’s telephone number, including area code (647)776-8618

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K ﬁling is intended to simultaneously satisfy the ﬁling obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Share	QOEG	OTC PINK

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On January 25, 2023 Quality Online Education Group Inc. (the “Company”) announced that it had appointed Zhenzheng Mao as the Company’s Chief Financial Officer and accepted the resignation of William Tam effective January 25, 2023.

Mr. Mao (age 44) previously served as Chief Financial Officer and other senior management roles in various companies in Southeast Asia and Canada including different Equity Investment Management Company and Asset Management and Investment Company. Mr. Mao has 20 years professional experience in financial management, financial planning and analysis, audit and internal control.

Mr. Mao’s annual salary will be CAD $150,000 in which CAD $120,000 will be paid out in restricted common shares at the price of USD $0.02 and the exchange rate will be based on the day of issuance. Mr. Tam will be eligible to a receive a discretionary annual equity award based on performance.

This brief description of the terms of the Agreement is qualified by reference to the provisions of the Agreement attached to this Current Report on Form 8-K as Exhibit 10.1.

There are no family relationships between Mr. Mao and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer. Additionally, there have been no transactions involving Mr. Mao that would require disclosure under Item 404(a) of Regulation S-K.

The Company issued a press release on January 25, 2023, announcing the appointment of Mr. Mao as the Company’s Chief Financial Officer, a copy of which is attached to this Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Employment Agreement, dated January 25, 2023 between Zhenzheng Mao and Quality Online Education group Inc.
99.1	Press Release dated January 25, 2023 announcing the appointment of Zhenzheng Mao as the Company’s Chief Financial Officer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 27, 2023	By:	/s/ XuYe Wu
	Name:	XuYe Wu
	Title:	Chief Executive Officer

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